UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
______________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

GRAMERCY PROPERTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following employee questions and answers were distributed to employees of Gramercy Property Trust on May 8, 2018.

Employee Questions and Answers

1.	What was announced today?
Gramercy Property Trust announced that it has entered into an agreement to be acquired by an affiliate of The Blackstone Group L.P. (the “Merger Agreement”). We believe this is a win-win for all our stakeholders, providing a unique opportunity to leverage our momentum with the support of a strong, global partner. We believe this transaction provides our equityholders with compelling value for their investment. Through this transaction, Gramercy Property Trust will transition from being a public REIT to a private company.

2.	When do we expect the transaction to close?
The transaction is subject to customary closing conditions, including, among others, approval of the transaction by a majority of the votes entitled to be cast by the holders of the company’s common shares at a special meeting of shareholders. We currently expect the transaction to close in the second half of 2018.

3.	Who is The Blackstone Group L.P.?
The Blackstone Group L.P. is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $120 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single-family homes), Logicor (pan-European logistics) and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

4.	Are you aware of any planned organizational changes before or after the closing of the transaction?
Before the closing of the transaction, it remains business as usual at the company. We do not anticipate any changes to any employee’s role before the transaction closes, other than in the ordinary course of business consistent with past practice.
We understand this is both an exciting and anxious time for employees. There are many details still being worked out, and to the extent appropriate we will share information as it becomes available. Our commitment to all of our valued employees, as always, is to communicate as promptly and directly as possible and to treat people fairly.

5.	How will compensation be determined after the closing of the transaction?
The Merger Agreement provides that, for the one-year period following the closing of the transaction, for so long as you remain employed by the company, the parent of the surviving entity in the merger ( “Parent”) will provide, or cause its subsidiaries to provide:

•	A base salary no less favorable than your base salary in effect immediately prior to the closing of the transaction;

•	An annual cash bonus opportunity that is no less favorable than your annual cash bonus opportunity in effect immediately prior to the closing of the transaction; and

•
Other compensation and benefits (including severance benefits, paid-time off and health insurance but excluding equity-based compensation and long-term incentive compensation) that are substantially comparable in the aggregate to the compensation and benefits provided immediately prior to the closing of the transaction.

Determinations as to any new equity-based or long-term incentive plans will be made by Parent after the closing of the transaction.

6.	How will my years of service with Gramercy be treated?
The Merger Agreement provides that, generally, years of service with Gramercy prior to the transaction will be credited as if such service were with Parent or an applicable subsidiary for purposes of any benefit plan maintained following the closing. However, service will not be credited under any defined benefit plans or if crediting such service would result in a duplication of benefits or if service was not credited under the corresponding company plan pre-closing.

7.	What happens to my company common shares at the closing of the transaction?
At the closing of the transaction, each company common share (including any company common shares previously purchased under the 2017 Employee Share Purchase Plan) will be converted into the right to receive a cash payment equal to $27.50 per share (plus, if the transaction is closed after October 15, 2018, a per diem amount of approximately $0.004 per share for each day from and after such date until (but not including) the closing date) (the “Per Share Merger Consideration”).

8.	What happens to my restricted shares at the closing of the transaction?
Each award of restricted common shares that is outstanding immediately prior to the closing of the transaction will be cancelled in exchange for a cash payment in an amount equal to (i) the number of company common shares subject to the restricted share award immediately prior to closing multiplied by (ii) the Per Share Merger Consideration, less any applicable withholding taxes. The “Per Share Merger Consideration” is defined in question 7.

9.	What happens to my LTIP units at the closing of the transaction?
Each unvested LTIP Unit will vest pursuant to its terms on the day prior to the closing. Each vested LTIP Unit, including those that vest per the immediately preceding sentence, will convert into a Class A Unit of GPT Operating Partnership LP (a “Class A Partnership Unit”) immediately prior to the closing and will be treated as a Class A Partnership Unit under the terms of the Merger Agreement.
The Merger Agreement generally provides that each Class A Partnership Unit will automatically be cancelled in exchange for and converted into the right to receive a cash payment equal to the Per Share Merger Consideration, or, at any qualifying holder’s effective and unrevoked election pursuant to the Merger Agreement, the right to receive, for each such Class A Partnership Unit, one New Partnership Preferred Unit (as defined in the Merger Agreement) of the surviving partnership. The terms of the New Partnership Preferred Units are described in Exhibit B to the Merger Agreement, which was publicly filed with the Securities and Exchange Commission on May 7, 2018. The cash payment will be made to you net of any applicable withholding taxes.
The “Per Share Merger Consideration” is defined in question 7.

10.	What will happen to the 2017 Employee Share Purchase Plan (the “ESPP”)?
The ESPP will continue in effect through the current purchase period (i.e., through June 30, 2018, the end of the second fiscal quarter). The ESPP will be suspended thereafter and we will not offer the ESPP in any future fiscal quarters. No new participants are permitted to join the current ESPP purchase period in progress. You can withdraw from the ESPP at any time as stated in the plan document.
If the closing occurs prior to the end of the current purchase period, the last day of the current purchase period will be accelerated to a date prior to the closing of the transaction and your funds contributed to the ESPP will be used to purchase company common shares. Question 7 describes what will happen to company common shares at the closing of the transaction. As usual, you will receive a refund for any contributions not used to purchase shares in accordance with the terms of the ESPP.

11.	What tax consequences will I experience as a result of the transaction?
Every situation is unique, and you should consult with your personal tax advisor for information regarding how your company common shares (including those purchased under the ESPP), restricted shares and LTIP Units will be treated for tax purposes in connection with the transactions and to confirm the tax treatment specific to your personal situation. Gramercy Property Trust representatives will not provide tax advice to employees.

12.	Will I be eligible for any retention awards in connection with the transaction?
Yes, you will be eligible to receive a retention bonus equal to 20% of your annual base salary as in effect on May 6, 2018. The retention bonus will be paid 50% on the date the transaction closes and 50% on March 31, 2019 (less any applicable withholding taxes). If you terminate employment for any reason prior to a payment date, you will forfeit any unpaid portion of your retention bonus. Depending on the circumstances of your termination, you may be eligible for severance as described below. In the coming weeks, we will provide you with a communication regarding the details of your retention bonus.
Please note that if you were previously notified that you will not participate in the retention program, you will not receive a retention bonus.

13.	What happens if I am terminated after the closing of the transaction?
The company is in the process of implementing a change in control severance plan (the “Severance Plan”) that will cover substantially all employees, which Parent has agreed to honor following the closing of the transactions. In the coming weeks, we will provide you with more details regarding the severance benefits that you will be eligible to receive under the Severance Plan if your employment is terminated after the closing without “cause” or you terminate your employment for “good reason,” as each such term is defined in the Severance Plan.

14.	What happens if I voluntarily resign prior to the closing of the transaction?
If you are a full-time or part-time employee and voluntarily terminate your employment at any time prior to the closing of the transaction, you will be entitled to payment of regular wages earned through your termination date, but you will not be entitled severance benefits under the Severance Plan described in question 13 above unless such resignation is for “good reason,” as such term is defined in the Severance Plan. Treatment of your equity awards will be determined under the applicable equity plan and award agreements.

15.	What should I say if contacted by people outside the company?
It is likely that today’s news may generate increased interest from members of the media and other third parties. As always, it is important for Gramercy to communicate a consistent message. Except for certain company executives, no one is authorized to speak publicly or communicate externally about the transaction or this communication on the company’s behalf as there are strict regulations and requirements around disclosing information. If you receive any external inquiries, please refer them to Ashley Mancuso at 212-297-1000.

Important Information
All statements herein are subject to, and shall not be considered as modifying the express terms of, any plan or program documents. Gramercy Property Trust (“Gramercy”) reserves the right to amend or cancel its benefits, plans and programs at any time, except as otherwise expressly agreed to in the Merger Agreement. Similarly, Gramercy reserves the right to amend or cancel its benefits, plans and programs at any time, except as otherwise expressly agreed to in the Merger Agreement. In the event of a conflict between the statements set forth herein and the Merger Agreement, the Merger Agreement will control. This material is not a statement of contractual rights or remedies and is not intended to give rise to any right of employment, continued employment, or benefits to any employee (or dependent or beneficiary of any employee).
Additional Information and Where to Find It
This communication relates to the proposed merger transaction involving Gramercy. In connection with the proposed merger, Gramercy will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Gramercy may file with the SEC and send to Gramercy’s shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF GRAMERCY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by Gramercy with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Gramercy with the SEC will be available free of charge on Gramercy’s website at www.gptreit.com, or by contacting Gramercy’s Investor Relations Department at (888) 686-0112.
Gramercy and its trustees and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the trustees and executive officers of Gramercy is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 1, 2018, its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 30, 2018 and other filings filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication regarding the proposed merger transaction involving Gramercy, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Gramercy, and any other statements regarding Gramercy’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with Gramercy’s ability to obtain the shareholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties’ and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for Gramercy’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, and (xi) those additional risks and factors discussed in reports filed with the SEC by Gramercy from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. Gramercy undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.
This communication is not intended to constitute an agreement between you, Gramercy Property Trust, or The Blackstone Group L.P. or any of its affiliates with respect to your employment or any payments or benefits in connection therewith and does not grant you any legal rights with respect to any of the subject matter discussed herein.